Neuberger  Berman  Management  Inc. is  proposing a 10 basis point 12b-1 fee on
its  Trust  series  of  funds.   Enclosed  is  the  proposed  Distribution  and
Shareholder Services Plan that is subject to shareholder vote.

REASONS FOR THE PROPOSAL
------------------------

Over the years plan sponsors have requested more funds and providers have responded by offering more investment choices. Offering outside funds is now standard in the DC marketplace and critical to remaining competitive. In the past, most institutional providers requested fee sharing to offset the costs associated with servicing outside fund shareholders (i.e., educational materials, participant communication, electronic trading, etc.). To remain competitive, providers need to meet the demands of changing technology and of rising shareholder service expectations. As a Fidelity client, you are experiencing first hand the innovative technology changes that are occurring in the servicing of plan participants. Costs associated with these services have increased. As a result, the provider is faced with 3 options: 1) Raise their recordkeeping & administrative fees 2) Look to fund partners for additional financial support 3) Offer fewer outside fund options. Record-keepers have chosen to require additional revenue from the outside fund companies.

Neuberger Berman Management Inc. expects to pay the additional 10 basis points to third-party administrators, supermarket sponsors, banks and other institutions that make shares available to investors and provide services to our clients. The management fee rates of the portfolios have not increased.

NB REMAINS COMPETITIVE WITH EXPENSES BELOW THEIR PEER GROUPS
------------------------------------------------------------

Including the proposed 10 basis point 12b-1 fee, Neuberger Berman Management Inc. believes its products remain competitively priced.

           AVERAGE PEER GROUP*     NB TRUST ( + 10 BPTS.)

           Large Value    1.33%    Guardian                .97%
                                   Partners               1.01
                                   Focus                  1.07
                                   Socially Responsive    2.15 (Capped at 20
                                                          bpts. above its sister
                                                          fund, which has a hard
                                                          cap of 1.50%)
          -----------------------------------------------------
           Small Value    1.53      Genesis               1.29
          -----------------------------------------------------
           Small Growth   1.68      Millennium            2.55 (Capped at 1.75%)
          -----------------------------------------------------
           Mid Growth     1.60      Manhattan             1.25
          -----------------------------------------------------
           Foreign        1.70      International         2.02 (Capped at 1.70%)

   * Source: Morningstar. Based on the Morningstar Category that identifies funds based on their actual investment style as measured by their underlying portfolio holdings (portfolio statistics and compositions over the last 3 years). This category was chosen for comparison purposes because the portfolio compositions of the funds in this category are similar to the composition of the fund over this period.

    PLEASE SEE THE NEUBERGER BERMAN EQUITY TRUST PROXY STATEMENT DATED AUGUST
            31, 1999 FOR A MORE COMPLETE DISCUSSION OF THIS PROPOSAL